Exhibit 10.1

May 31, 2014

Mike Mulica
Via e-mail

Dear Mike,

I am extremely pleased to offer you employment at RealNetworks, Inc. (“ Real”, the “Company” or “us”) as President, Worldwide Sales & Business Development, reporting directly to me. Your start date will be mutually determined between us but in no case later than June 16, 2014.

This offer is for a full-time, exempt, regular position with RealNetworks. Your responsibilities will be as directed by RealNetworks commensurate with your title. You will be paid a salary, which is equivalent on an annualized basis to $400,000 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures. You are eligible to participate in the Executive MBO Plan with an annual target bonus equivalent to 75% of your base salary, or $300,000, for an annual target total cash compensation of $700,000. You will have an opportunity to earn more than your target bonus (at least 100% of base salary) if you overattain the targets set forth in your Executive MBO Plan. Specific targets will be established by the Compensation Committee of our Board of Directors annually. For the 2014 plan year, your eligibility in the Executive MBO Plan will be pro-rated based on full months’ eligibility. Eligible employees hired after the first of the month will not begin pro-ration of their target bonus until the first day of the next month.

You will be eligible to receive equity awards subject to the terms of the RealNetworks 2005 Stock Incentive Plan (the “Plan”). Subject to and effective upon the commencement of your employment and the approval of the Compensation Committee, you will receive a grant of stock options for the purchase of 500,000 shares of RealNetworks common stock, which will begin vesting on the first day of your employment and will be subject to all other provisions contained in the Plan and your stock option award agreement. These stock options will fully vest after four years of continuous employment in accordance with Real’s standard vesting practices for new employees (i.e. vesting of 25% after the first 12 months of employment and vesting of 12.5% at the expiration of each successive six months of employment). Your stock options will be granted by the Compensation Committee no later than 10 business days after your employment start date (the “Grant Date”). The exercise price of the stock options granted to you shall be equal to the fair market value of RealNetworks common stock on the Grant Date. Fair market value shall equal the closing price for a share of RealNetworks common stock on the Grant Date as reported by The NASDAQ Stock Market. Please be aware that unvested stock options are forfeited upon termination of employment, except as otherwise provided.

Also, you will be eligible to receive a grant of performance contingent restricted stock options for the purchase of 300,000 shares of RealNetworks common stock, subject to the approval of the Compensation Committee and the terms of the Plan and your stock option award agreement. These options will be subject to performance objectives to be set within 90 days of your start date by the Compensation Committee. You and I will discuss proposed objectives and I will discuss our thoughts with the Compensation Committee before it sets the final objectives. Once the objectives have been set, the options will be granted, with performance-contingent vesting adjusted so that you will be eligible to exercise up to 25% of the options on the one year anniversary of your start date, with annual performance-contingent vesting of up to an additional 25% on each of the next 3 years thereafter,

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in each case subject to attainment of the performance objectives and you remaining continuously employed with RealNetworks through the relevant vesting date. If you underperform the performance objectives for one year (thereby vesting fewer than 25% of the option grant) and over perform in a subsequent year (up through the 4th anniversary of your start date), the plan will be designed to enable you to “catch up” and vest the options that you did not earn in the underperforming year(s). If you complete the year 4 criteria by the end of the 3rd year, you will be able to vest the 4th year’s 25% at the end of the 3rd year. Note that a given level of overattainment in the 3rd year can not be used to both “catch up” on underattainment in the 2nd and/or 1st year AND to cause the 4th year’s stock to vest that year.

You will receive a sign-on bonus of $200,000 no later than 30 days from your start date. The sign-on bonus is subject to repayment by you in full if you voluntarily leave RealNetworks within 18 months of your start date other than for “good reason” (as hereinafter defined).

RealNetworks offers a comprehensive array of employee benefit programs. You will receive paid time off of at least 4 weeks annually and, upon satisfying plan applicable eligibility or waiting periods, medical/ dental/vision coverage, 401(k) participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits (“Benefits”) as described in the RealNetworks Employee Handbook, Benefit Plan descriptions, and RealNetworks policies. All of the Benefits are subject to change upon notice from RealNetworks.

RealNetworks recognized that you will continue to maintain your primary residence in Chicago, IL. Real will cover your reasonable travel between Chicago and Seattle and housing/hotel expenses in Seattle.

You will be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning should you develop a need for family or medical leave.

In the event that RealNetworks terminates your employment without “cause” or if you terminate your employment for “good reason”, and in consideration for your signing (and not revoking) a customary separation and release agreement to be provided by RealNetworks at the time of termination, RealNetworks will provide you, at its option, with either (a) a lump sum payment equal to 12 months of your then current base salary, or (b) 12 monthly payments of your then current base salary. RealNetworks will also provide you with a pro-rated bonus as described in the paragraph below. Also, RealNetworks will cover your COBRA costs for up to 12 months (until you have another employer covering your health care costs).

With respect to the pro-rated bonus referenced in the preceding paragraph, it shall be deemed that your bonus for the year in question will be the greater of 37.5% of base salary or what you have actually earned under the bonus plan, in both cases, pro-rated based on the number of days in the year through your termination date. In addition, you will be paid your full bonus for the year prior to termination even if the termination occurs before the payment date(s) for such bonus.

Further, in the event that RealNetworks terminates your employment without “cause” before your initial grant of 500,000 stock options described above is fully vested, the vesting of all or a portion of the unvested options may be accelerated following your termination of employment.

For the first year of your employment, if you are terminated without “cause,” you will receive 1 year acceleration of your unvested options.

The portion (if any) that accelerates will be determined based the Average Share Price (ASP) during the Measuring Period (as such capitalized terms are hereinafter defined). The term “Average Share Price” shall mean the higher average closing price of Real’s publicly-traded stock during the following 2 Measuring Periods. The term “Measuring Periods” shall mean (a) the period of time beginning thirty (30) days preceding your date of termination up to your termination, and (ii) the period of time beginning the day of your termination and ending thirty days after your date of termination.

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If the Average Share Price is at least 200% above the per share exercise price of the stock option, 100% of any remaining unvested portion of your initial grant of 500K stock options will accelerate. If the Average Share Price is at least 150% above the per share exercise price of the stock option (but is less than twice the exercise price), the greater of (a) 50% of any remaining unvested portion of your initial grant of 500K stock options, or (b) 1 years’ worth of unvested options, will accelerate. If the Average Share Price is lower than 150% of the per share exercise price of the stock option, you will receive 1 year acceleration of your unvested options. Any stock options that do not accelerate will be forfeited immediately upon termination. The stock options will be subject to the terms of our standard option agreement.

Also, with regards to your initial grant of 300,000 performance contingent restricted stock options, you are eligible for accelerated vesting of such unvested options in accordance with your successful attainment (as determined by RealNetworks) of the specific criteria established for such options, and with the same share price criteria (150% ASP yielding 50% of attained performance contingent options, 200% ASP yielding 100% of attained performance contingent options).

In order to receive any accelerated vesting as discussed in the preceding paragraphs, you must sign and not revoke a customary separation and release agreement in the form provided by RealNetworks at the time of your termination.

Such severance benefits are subject to the terms set forth on Exhibit A under the section titled “Release and Section 409A.”

You agree that in the event you wish to terminate your employment at RealNetworks other than for “good reason,” you will provide us with 90 days written notice and will continue to work fulltime for RealNetworks during that 90 day period unless RealNetworks determines that it does not need your services. You will be paid for any time actually worked.

In addition to the severance benefits offered above, in the event of a “Change in Control” (“CIC”), the Company agrees to provide you certain benefits as set forth in its Change of Control and Severance Agreement to be effective as of your start date, which agreement will be provided under separate cover (the “CIC Agreement”). In the event that your employment terminates in a qualifying termination and subject to the other conditions in the CIC Agreement, you will receive 1.5 times your regular severance plus 1 year accelerated vesting of any unvested, non-performance based stock options.

We acknowledge that you are currently a member of Rhapsody’s Board of Directors, and that Realnetworks waives any objections to and will be supportive of your current (1%) option grant in Rhapsody continuing to vest in accordance with its terms. The continuing vesting of the option remains subject to the Rhapsody’s Board approval.

If RealNetworks pays a dividend to its shareholders, then RealNetworks will make a good faith effort to treat you and other senior executives who have unexercised equity fairly. Any specific program will be subject to the approval of RealNetworks Board and/or Compensation Committee.

It is our policy that employees may not use or disclose confidential information or trade secrets obtained from any source or during any prior employment. RealNetworks requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information or competition. Prior to signing this letter, you must inform us if you are subject to any such obligations that would prevent you from working at RealNetworks in your intended capacity or that would otherwise restrict you in the performance of your services to RealNetworks. Violation of this requirement may result in termination of your employment with RealNetworks. By signing this letter, you further agree that you will not bring to RealNetworks any confidential documents of another, nor disclose any confidential information of another, and that you will comply fully with these requirements.

Our employment relationship will be terminable at will, which means that either you or RealNetworks may terminate your employment at any time and for any reason or no reason, subject only to our respective obligations set forth in this letter agreement. Your right to receive payments described herein are subject to and conditioned upon your signing a valid general and complete release of all claims (except those

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relating to RealNetworks compensation obligations described under this letter agreement) against RealNetworks (and its related entities and persons) in a form provided by RealNetworks. Notwithstanding anything in the preceding sentence or elsewhere in this letter agreement to the contrary, the release will preserve and not release (1) your rights to indemnification from RealNetworks or its insurers with respect to any claims against you and (2) your rights pursuant to the CIC Agreement in the event it is later determined that your termination occurred during a Change in Control Period (as defined in the CIC Agreement).

You represent that the execution of this letter agreement, your employment with RealNetworks, and the performance of your proposed duties to RealNetworks will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions that would prevent or limit you from carrying out your duties for RealNetworks.

This offer is contingent on: (i) you providing evidence of employability as required by federal law (which includes providing RealNetworks, within three days after your employment commences, with acceptable evidence of your identity and US employment eligibility), (ii) RealNetworks receiving acceptable results from any background check or reference check and (iii) you signing the RealNetworks Development, Confidentiality and Noncompetition Agreement attached hereto.

REALNETWORKS PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

This letter agreement, the Development, Confidentiality and Noncompetition Agreement, the 2005 Stock Incentive Plan, the Change of Control and Severance Agreement, and your stock option award agreements contain the entire agreement between you and RealNetworks relating to your employment and supersede all prior oral and written discussion, agreements and understandings. This letter agreement may not be modified except in writing signed by both you and RealNetworks. Any disputes regarding this letter agreement or your employment with RealNetworks shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter agreement is deemed to be invalid or unenforceable, at RealNetworks option, the remaining terms shall continue in full force and effect.

This offer is valid until June 5, 2014, and subject to final approval of Real’s Compensation Committee.
We are excited about the prospect of you joining RealNetworks and look forward to working with you. Please let me know if you have questions about this offer.

Sincerely,

Rob Glaser
Interim Chief Executive Officer
RealNetworks, Inc.

May 31, 2014

I have read and agree to the terms of employment contained in this letter agreement and the attached Development, Confidentiality and Noncompetition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.

Mike Mulica:

Date: __June 1, 2014

May 31, 2014

Exhibit A
Definition of “Cause”
For purposes of this Agreement, “cause” will mean the occurrence of any of the following: 1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under Federal securities laws), resulting in material harm to RealNetworks; (2) your substantial and continuing failure after written notice thereof to render services to RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, willful misrepresentation or dishonesty involving RealNetworks or any of its subsidiaries, resulting in any case in material harm to RealNetworks; or (4) your violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries, resulting in material harm to RealNetworks.

Definition of “Good Reason”
For purposes of this Agreement, “good reason” means your resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without your written consent:

(1)
A material reduction in your duties, authorities or responsibilities relative to your duties, authorities or responsibilities (provided that the Company ceasing to be a publicly held corporation shall not alone be considered a material reduction); and, for the avoidance of doubt, the sale, spin-off or other divestiture of the Company’s Mobile Entertainment, RealPlayer, ICM and/or Rhapsody businesses, or of either or both of the Company’s social games business or the Company’s casual games business, will not be considered to be a material reduction in your duties, authorities or responsibilities provided that, in the case of a sale of all or a substantial portion of the business in which you were principally engaged, the Company shall offer you a senior executive position within its reasonable judgment consistent with your experience and abilities and without a diminution in your compensation;

(2)
A material reduction in your annual base compensation, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (2), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period, whether or not applied to 100% of the senior executive team, will constitute a material reduction under this clause (ii);

(3)
A material reduction in your annual target bonus opportunity, provided that one or more reductions totaling twenty five percent (25%) or less in any two-year period, will not constitute a material reduction under this clause (3), and provided further that one or more reductions totaling more than twenty five percent (25%) in any two-year period will constitute a material reduction under this clause (3); and

(4)
A material change in the geographic location at which you must perform services; provided, however, that any requirement of the Company that you be based anywhere within fifty (50) miles from your primary office location as of the date of this Agreement or within fifty (50) miles from your principal residence will not constitute a material change under this clause (4).

You will not resign for “good reason” without first providing the Company with written notice within ninety (90) days of the event that you believe constitutes “good reason” specifically identifying the acts or omissions constituting the grounds for “good reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

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Release and Section 409A
The receipt of any severance benefits pursuant to this letter agreement will be subject to your signing and not revoking a release of any and all claims, in a reasonable form prescribed by RealNetworks (the “Release”) and provided that the Release becomes effective and irrevocable no later than 60 days following the termination date (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any rights to severance benefits under this letter agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, the salary severance benefit described in this letter agreement will be payable to you in a lump sum without interest on the first payroll date after the Release Deadline Date, but not later than March 15th of the year following the year of your termination of employment, subject to the terms set forth below.
(i)    Notwithstanding anything to the contrary in this letter agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.
(ii)    It is intended that none of the severance payments under this letter agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or resulting from an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below). In no event will you have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments under this letter agreement that would be considered Deferred Payments will be paid on the Release Deadline Date, or if later, such time as required by clause (iii) below. For purposes of this letter agreement, “Section 409A Limit” means two times the lesser of: (A) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which your employment is terminated.
(iii)    Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following your separation from service, will become payable on the date that is six months and one day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter agreement is

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intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. RealNetworks and you agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A. In no event will RealNetworks reimburse you for any taxes that may be imposed on you as result of Section 409A.

May 31, 2014

REALNETWORKS, INC.
DEVELOPMENT, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS AGREEMENT is made and entered into May ___, 2014, by and between RealNetworks, Inc. ("RealNetworks") and Mike Mulica ("You"). “RealNetworks” means RealNetworks, Inc. and all of its present and future subsidiaries and related entities including partnerships in which RealNetworks is a member.

In consideration of your employment, compensation, benefits, access to RealNetworks training, Trade Secrets and Confidential Information, and the mutual promises made herein, you and RealNetworks agree as follows:

1.
Company Property. “Company Property” means all records, files, notebooks, manuals, objects, devices, supplies, materials, recordings, drawings, models, computer programs, prototypes, equipment, inventory and other materials, or copies thereof, in electronic or paper form, that have been created, used or obtained by RealNetworks, as well as Trade Secrets, Confidential Information and Employee Developments and all business revenues and fees produced or transacted through your efforts. You agree that all Company Property is and shall remain the property of RealNetworks. You will preserve and use the Company Property only for the benefit of RealNetworks and the RealNetworks business, and you will return all Company Property to RealNetworks upon RealNetworks request or upon termination of your employment (whether voluntary or involuntary).

2.	Confidential Information and Employee Developments.

As used in this Agreement, the following terms shall have the meanings shown.

"Employee Development" means all technological, financial and operating ideas, processes, and materials, including all inventions, discoveries, concepts, ideas, enhancements to existing technology or business processes, computer program ideas and expressions, computer circuit designs, computer hardware concepts and implementations, formulae, algorithms, techniques, written materials, graphics, photographs, literary works, and any other ideas or original works of authorship relating to software or hardware development that you may develop or conceive of while employed by RealNetworks, alone or with others and which (i) relate directly to RealNetworks actual or demonstrably anticipated business or (ii) incorporate or are developed using Trade Secrets or Confidential Information or (iii) are conceived or developed with use of any RealNetworks equipment, supplies or facilities including RealNetworks personnel (the term “RealNetworks personnel” does not include You) or (iv) result from work performed by you for RealNetworks, regardless of whether it is technically eligible for protection under patent, copyright, or trade secret law.

"Trade Secret" means the whole or any portion of any scientific or technical information that is valuable and not generally known to competitors of RealNetworks. Trade Secrets include without limitation the specialized information and technology that RealNetworks may develop or acquire with respect to program materials (including without limitation program and project ideas, source and object code, Codecs, program listings, programming notes and documentation, flow-charts, and system and user documentation), system designs, operating processes, know-how, equipment designs, blue prints and product specifications.

"Confidential Information" means any data or information, other than Trade Secrets, which has been discovered, developed (including information conceived or developed by you) or has otherwise become known to RealNetworks, including any parent, subsidiary, predecessor, successor or otherwise affiliated company (“RealNetworks Company”), that is material to RealNetworks Company and not generally known to the public. Confidential Information includes without limitation:

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i.    Sales records, profits and performance reports, pricing manuals and lists, sales manuals and lists, training materials, selling and pricing procedures, and financing methods of RealNetworks Company.
ii.    Customer lists or accounts, special requirements of particular customers, and current and anticipated requirements of customers generally for the products of RealNetworks Company;
iii.    Research and development and specifications of any new products or lines of business under development or consideration;
iv.    Sources of supply of integrated components and materials used for production, assembly, and packaging by RealNetworks Company, and the quality, price, and usage of such components and materials;
v.    Marketing plans, strategies, sales and product development data, and inventions;
vi.    Business plans and internal financial statements and projections of RealNetworks Company; and
vii.    Personnel related information such as employees’ compensation, performance reviews, or other individually identifiable information.

You recognize and acknowledge that RealNetworks Company is engaged in a continuous program of research, development and production respecting its software products, its other business opportunities and for its customers. Important assets of RealNetworks Company are its Confidential Information, Trade Secrets and Employee Developments. You recognize that RealNetworks Company has a vital and substantial interest in maintaining confidentiality of Trade Secrets and Confidential Information to maintain a stable work force, continuing positive business relationships and minimizing damage to or interference with business. You also recognize and acknowledge that your employment exposes you to programming, concepts, designs and other information proprietary to RealNetworks Company and third parties with whom RealNetworks does business, and creates a relationship of trust and confidence between you and RealNetworks with respect to any such information.

Obligations with Respect to Employee Developments. All Employee Developments shall be considered works made for hire by you for RealNetworks and prepared within the scope of your employment. Under U.S. Copyright Law, all such materials shall, upon creation, be owned exclusively by RealNetworks. To the extent that any such material, under applicable law, shall be deemed not to be works made for hire, you hereby assign to RealNetworks all right, title and interest in and to such materials, in the United States and foreign countries, without further consideration, and RealNetworks shall be entitled to register and hold in its own name all copyrights, patents and trademarks in respect to such materials. You agree to promptly and completely disclose in writing to RealNetworks details of all original works of your authorship, discoveries, concepts, or ideas that are Employee Developments as defined by this Agreement. You agree to apply, at RealNetworks request and expense, for any patent or other legal protection of Employee Developments and to sign and deliver any applications, assignments or other documents as RealNetworks may reasonably require. RealNetworks shall have the exclusive right to all Employee Developments without additional consideration to you, including but not limited to the right to own, make, use, sell, have made, rent, lease, lend, copy, prepare derivative works of, perform or display publicly.

You Own Personal Inventions. You shall not be required to assign to RealNetworks any of your rights in any personal invention you developed entirely on your own time without using RealNetworks equipment, supplies, facilities, Trade Secrets or Confidential Information, except for those inventions that during your employment with RealNetworks either: (1) relate at the time of conception or reduction to practice of the invention directly to RealNetworks actual or demonstrably anticipated business or (2) result from any work performed by you for RealNetworks. You acknowledge notice by RealNetworks that the prior paragraph does not apply to any personal invention as described in this paragraph. You agree that this satisfies the requirements of Washington state law.

Restrictions on Use and Disclosure of Trade Secrets and Confidential Information. During your employment with RealNetworks and for so long thereafter as the information remains a Trade Secret or Confidential Information, you shall not use, reproduce, disclose, or permit any person to obtain or use any Trade Secret or Confidential Information of RealNetworks (whether or not it is in written or tangible form), except as specifically authorized in writing by RealNetworks or as required by a legal

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proceeding. You shall use the highest degree of care in safeguarding Trade Secrets and Confidential Information against loss, theft, or other inadvertent disclosure. You further agree that any Trade Secrets, Confidential Information, copyrightable works or materials or copies of them that enter into your possession, by reason of employment, are the sole property of RealNetworks and shall not be used in any manner adverse to RealNetworks best interests. You agree not to remove any Confidential Information or Trade Secret from RealNetworks premises except in pursuit of RealNetworks business.

Upon RealNetworks request at any time, or upon your termination of employment (whether voluntary or involuntary), you shall deliver to RealNetworks, and shall not retain for your own or another's use, any and all originals or copies of Employee Developments, Trade Secrets, Confidential Information and Company Property. Your obligations under this Agreement supplement and do not supersede or limit other obligations you have to RealNetworks or rights or remedies of RealNetworks including without limitation those under the Washington Uniform Trade Secrets Act.

3.
Your Warranties. You agree to perform at all times faithfully, industriously and to the best of your ability all duties and functions consistent with your position and to abide by any general employment guidelines or policies adopted by RealNetworks. You acknowledge that your employment is in no way conditioned upon your disclosure to RealNetworks of confidential information or trade secrets of others, and you agree not to improperly obtain, disclose to RealNetworks, or induce RealNetworks to use, any confidential information or trade secrets belonging to any third party. You represent that the execution of this Agreement, your employment with RealNetworks, and the performance of your proposed duties to RealNetworks will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions which would prevent or limit you from carrying out your duties for RealNetworks.

4.
Non-Competition. You acknowledge that RealNetworks is engaged in a highly competitive business and that by virtue of the position in which you are employed, you will perform services that are of competitive value to RealNetworks and which if used in competition with RealNetworks could cause it serious harm. Therefore, you agree not to work for any Competitor during your employment with RealNetworks (including after work hours, weekends and vacation time), even if only organizational assistance or limited consultation is involved. During your employment with RealNetworks, you agree not to publish, design or develop computer software that competes with RealNetworks software products (either existing or under development). Further, you agree that for a period of one year after the termination of your employment with RealNetworks, whether voluntary or not, you will not directly or indirectly be employed by, own, manage, consult with or join any business or entity that is in competition with RealNetworks or with products or services produced, sold or in development by RealNetworks during the term of your employment. Ownership of 1% or less of the stock (publicly or privately held) of a competitor of RealNetworks shall not be a breach of this paragraph. You acknowledge that RealNetworks competes in a global marketplace and that the duration and scope of this noncompetition provision is reasonable and necessary to protect RealNetworks interests. You authorize a court to restrict you to the maximum extent allowed.

5.
Nonsolicitation. You recognize that RealNetworks workforce is a vital part of its business. You agree that for a period of one year after your employment ends, whether voluntarily or not, you will not induce or attempt to influence, directly or indirectly, any employee of RealNetworks to terminate his/her employment with RealNetworks or to work for you or any other entity. You agree that this means you will not identify to a third party RealNetworks employees as potential candidates for employment. You further agree not to, directly or indirectly, solicit or assist in soliciting orders from any current or known prospective customers or to encourage them to terminate their business relationship or negotiations with RealNetworks.

6.
Return of Property. You represent that you will return to RealNetworks all company-owned property in your possession or control, including but not limited to credit cards, keys, access cards, company-owned equipment, computers and related equipment, customer lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential RealNetworks information, and all copies thereof, whether in electronic or other form.

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7.
Deductions from Pay. You authorize RealNetworks to deduct from your compensation the value of any Company Property not returned or the amount of any sums owed to RealNetworks by you, and you release RealNetworks from any claims based upon such withholding.

8.
Miscellaneous. This Agreement together with the terms of your offer letter (and the other documents referred to therein) constitute the complete and entire agreement between us, and supersedes and cancels all prior understandings, correspondence and agreements, oral and written, express or implied, between us relating to the subject matter hereof. This Agreement can only be amended or waived by a written document signed by RealNetworks and you. The waiver of any breach of this Agreement or the failure to enforce any provision shall not waive any later breach. RealNetworks and you both consent to the other giving third parties notification of the existence and terms of this Agreement. This Agreement shall become effective only when executed by RealNetworks and then shall be binding upon and inure to the benefit of RealNetworks and you, and each of our successors, assigns, heirs or legal representatives, except that you may not assign or delegate any rights or duties under this Agreement. This Agreement will be interpreted and enforced in accordance with the laws of the State of Washington as applied to agreements made and performed in Washington, without regard to the State's conflict of laws provisions. Jurisdiction and venue in any proceeding either at law or in equity, of or relating to this Agreement shall be in King County, Washington. You agree that RealNetworks may be irreparably harmed by a breach by you of this Agreement, that adequate remedies may not exist in law, and that RealNetworks shall be entitled to bring an action for a preliminary or permanent injunction or restraining order to enforce this Agreement. You acknowledge that your experience and capabilities are such that an injunction to enforce this Agreement will not prevent you from earning a reasonable livelihood. Your claims against RealNetworks shall not be a defense to RealNetworks enforcement of this Agreement. In case any term in this Agreement shall be held invalid, illegal or unenforceable in whole or in part, the validity of the remaining terms of the Agreement shall not be affected.

You acknowledge that you have read this Agreement, have had an opportunity to have it explained to you, understand its provisions and have received an exact copy of it for your records. You further understand that your employment relationship with RealNetworks is at will and nothing in this Agreement suggests or signifies otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

REALNETWORKS, INC.            Mike Mulica

By:

Name: Rob Glaser

Title: Interim Chief Executive Officer